Exhibit 99.1

Amedisys to Present at Three Upcoming Conferences

BATON ROUGE, Louisiana (October 29, 2010)—Amedisys, Inc. (NASDAQ: “AMED”), a leading home health care and hospice company, today announced it will present at three upcoming conferences. The Company will present at the 21st Annual Oppenheimer Healthcare Conference in New York, NY at 9:40 a.m. EDT on Wednesday, November 3, 2010 and the Credit Suisse 2010 Healthcare Conference in Phoenix, AZ at 11:30 a.m. MT (1:30 p.m. ET) on Wednesday November 10, 2010. The Company will also present at the Stephens Fall Investment Conference in New York, NY at 10:30 a.m. ET on Wednesday, November 17, 2010.

A live webcast of each presentation will be available through a link on our Investor Relations subpage at http://www.amedisys.com/investors on the day of each conference.

About Amedisys, Inc.

Amedisys, Inc. (NASDAQ: AMED) is the nation’s leading health care company focused on bringing home the continuum of care. Each day Amedisys delivers personalized health care services to more than 35,000 individual patients and their families, in the comfort of patients’ homes. Amedisys has two divisions, home health care and hospice. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enables it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program. Amedisys Care Transitions is designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: www.amedisys.com.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contacts:
For Investors:	For Media:
Amedisys, Inc.	Amedisys, Inc.
Kevin B. LeBlanc	Jacqueline Chen Valencia
Director of Investor Relations	Senior Vice President Marketing & Communications
225.298.6391	225.295.9688
kevin.leblanc@amedisys.com	jacqueline.chen@amedisys.com